Exhibit 99.1

FOR IMMEDIATE RELEASE

MOVIE GALLERY FILES CHAPTER 11 TO FACILITATE

PRE-NEGOTIATED DEBT RESTRUCTURING

Enters Into Restructuring Agreement with Sopris Capital Advisors to Invest

$50 Million of New Capital and Convert More Than $70 Million of

Second Lien Debt Under Proposed Reorganization Plan

Seeks Approval to Borrow $150 Million Under Debtor-in-Possession Financing Agreement Arranged by Goldman Sachs Credit Partners

Expects Normal Operations to Continue

DOTHAN, Ala., October 16, 2007 — Movie Gallery, Inc. (Nasdaq: MOVI) today announced that it and certain of its subsidiaries filed voluntary petitions for relief under Chapter 11 of the United States Bankruptcy Code in the United States Bankruptcy Court for the Eastern District of Virginia, Richmond Division (the “Bankruptcy Court”) to re-align the Company’s business operations and restructure its debt. The Company intends to work with its constituencies to exit bankruptcy as expeditiously as possible while executing on its reorganization plans. Movie Gallery’s Canadian subsidiary was not a part of the filing and will continue operating outside of the chapter 11 cases.

The Company also announced today that it has agreed to the terms of a restructuring plan with Sopris Capital Advisors LLC (“Sopris”), a private investment fund, under which Sopris has agreed to fund a plan of reorganization consistent with the terms set forth in a restructuring term sheet. If approved by the Bankruptcy Court, the plan of reorganization would provide for the following:

-	Conversion of the Company’s $325 million 11% senior notes and other general unsecured claims into new equity of reorganized Movie Gallery;

-	Conversion of approximately $72 million of the Company’s $175 million second lien indebtedness, held by Sopris, into equity of reorganized Movie Gallery;

-	The Company’s first lien indebtedness would remain in place on restructured terms to be agreed upon by the Company, Sopris and the first lien lenders;

-	Amendments to the Company’s remaining second lien debt (following conversion of the second lien debt held by Sopris) to revise interest rates based upon the terms of the restructured first lien debt and modify certain PIK interest terms and conditions;

-	A commitment by Sopris to backstop a $50 million equity rights offering to be made available to all eligible holders of the 11% senior notes; and

-	Provisions for holders of the Company’s common equity to receive under certain circumstances a minority share of the equity in reorganized Movie Gallery, estimated at approximately 2% of the total equity interests. Under the proposal, existing shares of common stock will be cancelled.

The proposed restructuring term sheet is supported by holders who own a majority of the 11% senior note holders and a majority of the second lien lenders, each of whom has signed an agreement to support a plan of reorganization consistent with the terms set forth in a restructuring term sheet. The Company is continuing to negotiate with its first lien lenders regarding the revised terms and conditions of the first lien indebtedness under the plan of reorganization and hopes to reach an agreement shortly. Importantly, the proposed plan of reorganization would reduce the Company’s total indebtedness by approximately $400 million and would be expected to improve cash flow by significantly reducing on-going interest expense.

The Company is also in advanced negotiations with a number of the major motion picture studios. The Company has sought permission from the Bankruptcy Court to enter into agreements with the studios to restore normal credit terms.

“Movie Gallery needs to re-align its cost structure due to the ongoing changes in our industry,” said Joe Malugen, Chairman, President and Chief Executive Officer of Movie Gallery. “Although the Company has taken numerous steps to reduce its debt and strengthen its balance sheet through closing unprofitable stores, headcount reductions and other means, these actions were not sufficient to offset the significant shift in our business and the cost of our substantial debt obligations. After careful consideration of all available alternatives, the Company’s Board of Directors determined that a chapter 11 filing was a necessary and prudent step and the best way to obtain the financing necessary to maintain regular operations and allow for a successful restructuring.”

Malugen continued, “Filing for chapter 11 allows us to operate our business without interruption while continuing to implement a debt restructuring in a controlled, Court-supervised environment. The support we are receiving from our creditors as we enter this process is a testament to their confidence in Movie Gallery’s ability to emerge from bankruptcy as a stronger more competitive company. We are pleased to have a financial sponsor that is deeply committed to the future success of the Company and we expect that the support from our creditors and studio suppliers will significantly accelerate Movie Gallery’s emergence from bankruptcy protection.”

In conjunction with the filing, the Company is seeking approval to enter into a $150 million debtor-in-possession (DIP) financing agreement arranged by Goldman Sachs Credit Partners. If approved by the Bankruptcy Court the DIP financing will be used to provide up to $50 million of incremental liquidity in the form of a new revolving loan, in addition to a letter of credit facility and a $100 million term loan. The DIP financing will be made available to refinance the Company’s existing revolving credit facility at a lower interest rate and provide the Company with additional working capital.

Movie Gallery has asked the Court for additional authorizations, including permission to continue paying employee wages and salaries and to provide employee benefits without interruption.

During the Chapter 11 process, vendors should expect to be paid for post-petition purchases of goods and services in the ordinary course of business. The Company has also asked for Court permission to continue to honor its current customer policies regarding merchandise returns and outstanding gift cards and customer loyalty programs so that the Chapter 11 process will not impact the Company’s customers.

Mr. Malugen, concluded, “I would like to thank our customers and vendors for their continued support during this process. We also appreciate the ongoing loyalty and support of our employees, whose dedication and hard work are critical to our success and to the future of the Company. Our management team is committed to making this financial restructuring successful and leading Movie Gallery toward a bright future.”

The Company and its domestic subsidiaries filed their voluntary Chapter 11 petitions in the United States Bankruptcy Court for the Eastern District of Virginia, Richmond Division. The main case has been assigned case number 07-33849. Additional information about Movie Gallery’s restructuring is available at the Company’s website www.moviegallery.com or via the Company’s restructuring information line, 888-647-1730. For access to Court documents and other general information about the Chapter 11 cases, please visit www.kccllc.net/moviegallery.

About Movie Gallery

The Company is the second largest North American video rental company with approximately 4,430 stores located in all 50 U.S. states and Canada operating under the brands Movie Gallery, Hollywood Video and Game Crazy. The Game Crazy brand represents 595 in-store departments and 14 free-standing stores serving the game market in urban locations across the United States. Since Movie Gallery’s initial public offering in August 1994, the Company has grown from 97 stores to its present size through acquisitions and new store openings. For more information about the Company, please visit our website: www.moviegallery.com

Forward-looking Statements

This press release, as well as other statements made by Movie Gallery may contain forward-looking statements within the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995, that reflect, when made, the Company’s current views with respect to current events and financial performance. Such forward-looking statements are and will be, as the case may be, subject to many risks, uncertainties and factors relating to the Company’s operations and business environment, which may cause the actual results of the Company to be materially different from any future results, express or implied, by such forward-looking statements. Factors that could cause actual results to differ materially from these forward-looking statements include, but are not limited to, the following: (i) the ability of the Company to continue as a going concern; (ii) the ability of the Company to obtain court approval for, and operate subject to the terms of the DIP financing facility; (iii) the Company’s ability to obtain court approval with respect to motions in the Chapter 11 proceeding prosecuted by it from time to time; (iv) the ability of the Company to develop, prosecute, confirm and consummate one or more plans of reorganization with respect to the Chapter 11 cases including a plan consistent with the terms set forth in the restructuring term sheet; (v) risks associated with a termination of the agreement and financing availability; (vi) risks associated with third parties seeking and obtaining court approval to terminate or shorten the exclusivity period for the Company to propose and confirm one or more plans of reorganization, for the appointment of a Chapter 11 trustee or to convert the cases to Chapter 7 cases; (vii) the ability of the Company to obtain and maintain normal terms with vendors and service providers; (viii) the Company’s ability to maintain contracts and leases that are critical to its operations; (ix) the potential adverse impact of the Chapter 11 cases on the Company’s liquidity or results of operations; (x) the ability of the Company to execute its business plans and strategy, including the operational restructuring initially announced in 2007, and to do so in a timely fashion; (xi) the ability of the Company to attract, motivate and/or retain key executives and associates; (xii) general economic or business conditions affecting the video and game rental and sale industry (which is dependent on consumer spending), either nationally or regionally, being less favorable than expected; and (xiii) increased competition in the video and game rental and sale industry. Other risk factors are listed from time to time in the Company’s United States Securities and Exchange Commission reports, including but not limited to the Annual Report on Form 10-K for the year ended December 31, 2006. Movie Gallery disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events and/or otherwise.

Similarly, these and other factors, including the terms of any plan of reorganization ultimately confirmed, can affect the value of the Company’s various pre-petition liabilities, common stock and/or other equity securities. Additionally, no assurance can be given as to what values, if any, will be ascribed in the bankruptcy proceedings to each of these constituencies. A plan or plans of reorganization could result in holders of Movie Gallery’s common stock or other equity interests and claims relating to pre-petition liabilities receiving no distribution on account of their interest and cancellation of their interests and their claims and cancellation of their claims. Under certain conditions specified in the Bankruptcy Code, a plan of reorganization may be confirmed notwithstanding its rejection by an impaired class of creditors or equity holders and notwithstanding the fact that certain creditors or equity holders do not receive or retain property on account of their claims or equity interests under the plan. In light of the foregoing, the Company considers the value of the common stock and claims to be highly speculative and cautions equity holders that the stock and creditors that the claims may ultimately be determined to have no value.

Accordingly, the Company urges that appropriate caution be exercised with respect to existing and future investments in Movie Gallery’s common stock or other equity interest or any claims relating to pre-petition liabilities.

Contacts

Analysts and Investors: Thomas Johnson, Movie Gallery, Inc., 334-702-2400

Media: Andrew B. Siegel or Meaghan A. Repko of Joele Frank, Wilkinson Brimmer Katcher, 212-355-4449